Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SunEdison, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-19159, 333-43474, 333-163318, 333-166623, 333-172396, 333-183550, and 333-189266) and on Form S-3 (Nos. 333-176190 and 333-173147) of SunEdison, Inc. (formerly MEMC Electronic Materials, Inc.) of our report dated September 8, 2013, with respect to the combined balance sheets of SunEdison Semiconductor, Inc. as of December 31, 2012 and 2011, and the related combined statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the two-year period ended December 31, 2012, which report is included in Exhibit 99.1 to this Current Report on Form 8-K of SunEdison, Inc.

/s/ KPMG LLP

St. Louis, Missouri

September 8, 2013